EXHIBIT 99

August Technology Corporation	News Release For Release on April 9
4900 West 78th Street
Bloomington, MN 5545 USA
	Contact:	David Klenk, President & Chief Operating Officer
Tel: 952-820-0080	Phone:	(952) 820-0080
Fax: 952-820-0060	E-mail:	david.klenk@augusttech.com

www.AugustTech.com	Contact:	Megan Rasmusson, Communications Specialist
info@augusttech.com	Phone:	(952) 259-1647
	E-mail:	megan.rasmusson@augusttech.com

August Technology Names Stan Piekos as New Chief Financial Officer

Minneapolis — April 9, 2003 — August Technology Corporation (Nasdaq:AUGT), a leading manufacturer of automated inspection equipment for the microelectronics industry, announces the hiring of Stan Piekos as chief financial officer.  Mr. Piekos joins August Technology with over 25 years of financial management experience at publicly held global technology companies.

“We are very excited to have Stan join August Technology,” said Jeff O’Dell, August Technology’s chairman and CEO.  “Stan’s impressive background in strategic management and business development, specifically in semiconductor equipment and related markets, will significantly strengthen our senior management team.  His extensive capital market experience as well as his experience with acquisitions and investor relations will be a great asset to the Company.”

Since 1998, Mr. Piekos has served as senior vice president, finance and corporate development and CFO at American Superconductor, a leader in developing and manufacturing products using superconductor technology for the global electric power industry. In this position he led two highly successful financial offerings, negotiated acquisitions and led the merger integration process.

Prior to American Superconductor, from 1994 to 1998, Mr. Piekos was the CFO for Brooks Automation, a supplier of automation solutions for the global semiconductor industry, where he led the company’s IPO as well as two follow-on offerings as the company grew by 75% annually over four years.  Before Brooks Automation, Mr. Piekos served nearly ten years as vice president and CFO for Helix Technology Corporation, a manufacturer of state of the art products based on cryogenic and vacuum technology. He also held treasurer and controller positions with W.R. Grace & Co.  Mr. Piekos holds a B.S. in Finance from Northeastern University and a M.B.A. from Babson College.

“I am pleased to be joining August Technology and returning to the semiconductor industry as the company expands its position with leading edge inspection solutions.  I am looking forward to working with the team to enhance our shareholder value,” stated Stan Piekos.

About the Company: August Technology’s automated inspection solutions provide critical product and process enhancing information, which enable microelectronic device manufacturers to drive down costs and time to market.  Based in Bloomington, Minnesota, August Technology is a founding member of the Advanced Packaging and Interconnect Alliance (APiA) and an active member of the Die Products Consortium (DPC).  Additional information can be found by visiting August Technology’s web site at www.augusttech.com.